                                                              EXHIBIT (a)(1)(i)



                         NEXT LEVEL COMMUNICATIONS, INC.

            OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE
                COMMON STOCK UNDER THE 1999 EQUITY INCENTIVE PLAN

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
                       AT 6:00 P.M. PDT ON AUGUST 7, 2001
                          UNLESS THIS OFFER IS EXTENDED


        Next Level Communications, Inc. is offering to exchange certain outstanding options to purchase shares of our common stock granted under the Next Level Communications, Inc. 1999 Equity Incentive Plan for new options that we will grant under the same plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange (the terms "option" or "options" refer to an entire option grant). We will grant the new options as promptly as practicable on or after the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). Employees are eligible to participate in the exchange program only if they hold at least one option with an exercise price of $40.00 or higher per share. Employees with a title of senior vice president or higher and our board members are not eligible to participate. If you are eligible and choose to participate, you can elect to exchange any or all options you hold with an exercise price of $40.00 or higher per share. In addition, if you elect to exchange such options, then all options granted to you between February 8, 2001 and August 7, 2001 will also be automatically exchanged, regardless of their exercise price.

        This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange.

        If you elect to exchange options as described in this offer and if your offer is accepted, we will grant you new options under the 1999 Equity Incentive Plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

        Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Once the new options are granted, they will resume vesting on the same schedule as the options you elect for exchange, and you will receive full credit for all vesting earned up until the cancellation date. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "NXTV." On July 10, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $5.67 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        You should direct questions about this offer or requests for assistance to our internal email address at optionquestions@nlc.com or for additional copies of this offer to exchange or the Election Concerning Exchange of Stock Options form at http://intranet/optionquestions/.

                                    IMPORTANT

        If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us by internal mail or post to Bob Vereschagin, Human Resources Department, Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California 94928.

        We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

        NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR TO AFFECT THE RIGHT OF THE COMPANY TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS "AT WILL."

                                TABLE OF CONTENTS




                                                                                                                          PAGE
                                                                                                                          ----
SUMMARY TERM SHEET..........................................................................................................1

INTRODUCTION...............................................................................................................11

THIS OFFER.................................................................................................................13

    1.     Number of Options; Expiration Date..............................................................................13
    2.     Purpose of This Offer...........................................................................................14
    3.     Procedures for Electing to Exchange Options.....................................................................15
    4.     Withdrawal Rights...............................................................................................16
    5.     Acceptance of Options for Exchange and Issuance of New Options..................................................17
    6.     Price Range of Common Stock Underlying the Options..............................................................18
    7.     Source and Amount of Consideration; Terms of New Options........................................................18
    8.     Information Concerning Next Level Communications................................................................20
    9.     Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options...........24
    10.    Status of Options Acquired by Us in this Offer; Accounting Consequences Of the Offer............................25
    11.    Legal Matters; Regulatory Approvals.............................................................................26
    12.    Material Federal Income Tax Consequences........................................................................26
    13.    Extension of Offer; Termination; Amendment......................................................................27
    14.    Fees and Expenses...............................................................................................28
    15.    Additional Information..........................................................................................28
    16.    Miscellaneous...................................................................................................29

SCHEDULE A           CONDITIONS OF THIS OFFER

SCHEDULE B           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                     NEXT LEVEL COMMUNICATIONS, INC.

                           INDEX TO SUMMARY TERM SHEET



1.     What securities are we offering to exchange?...........................................................................1
2.     Why are we making this offer to exchange?..............................................................................1
3.     Who is eligible to participate in this exchange?.......................................................................1
4.     Are employees located outside the United States eligible to participate?...............................................2
5.     How does this exchange work?...........................................................................................2
6.     What do I need to do to participate in this offer to exchange?.........................................................2
7.     Is this a repricing?...................................................................................................2
8.     Why can't Next Level Communications just reprice my options?...........................................................2
9.     Why can't I just be granted additional options?........................................................................3
10.    Wouldn't it be easier to quit Next Level Communications and then get rehired?..........................................3
11.    If I elect to participate in this exchange program, why must all options granted to me in the last six months, which have a fairly low exercise price, also be exchanged?...............................................3
12.    If I participate, what will happen to my exchanged options?............................................................3
13.    What is the deadline to elect to exchange and how do I elect to exchange?..............................................3
14.    What will happen if I do not turn in my form by the deadline?..........................................................4
15.    During what period of time can I withdraw previously elected options?..................................................4
16.    Am I eligible to receive future grants if I participate in this exchange?..............................................4
17.    Does Next Level Communications plan to make any company-wide option grants between the cancellation date and the replacement grant date?....................................................................4
18.    Is there any tax consequence to my participation in this exchange?.....................................................4
19.    How should I decide whether or not to participate?.....................................................................4
20.    What do the officers and the members of our Board of Directors think of this offer?....................................5
21.    What if I leave Next Level Communications between the date my options are cancelled and the replacement grant date?....5
22.    What are the conditions to this offer?.................................................................................5
23.    Which options can be exchanged?........................................................................................5
24.    Can I choose which options I want to exchange if I have multiple options?..............................................6
25.    Can I exchange the remaining portion of an option that I have already partially exercised?.............................6
26.    Can I select which portion of an option to exchange?...................................................................6
27.    Can I exchange both vested and unvested options?.......................................................................6
28.    Can I exchange options that I have already exercised?..................................................................6
29.    If I participate, what will happen to my options that will be cancelled?...............................................6
30.    If I participate, am I required to exchange my options received in January 2001? ......................................6
31.    How many shares will be subject to my new option?......................................................................7
32.    Will there be a press release that announces fourth quarter earnings prior to the replacement grant date? .............7
33.    What will be my new option exercise price?.............................................................................7
34.    When will I receive my new option?.....................................................................................7
35.    Why won't I receive my new option immediately after the expiration date of this offer?.................................7
36.    When will I see the new option at http://www.aststockplan.com and when will I receive my new option  notice?...........8
37.    How can I view a summary of my options?................................................................................8
38.    When will the new option vest?.........................................................................................8
39.    Will I receive vesting credit towards my new options during the six month and one day waiting period?......................................................................................................8
40.    What will be the terms and conditions of my new option?................................................................8
41.    Can I have some examples of a hypothetical exchange?...................................................................9
42.    What happens if Next Level Communications is subject to a change in control after the new options are granted?............................................................................................10
43.    What happens if Next Level Communications is subject to a change in control before the new options are granted?............................................................................................10
44.    After the replacement grant date, what happens if my options end up underwater again?.................................10

                               SUMMARY TERM SHEET


        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Stock Options form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE EXCHANGE

        1. What securities are we offering to exchange?

        We are offering to exchange all options to purchase shares of Next Level Communications common stock which are outstanding under the 1999 Equity Incentive Plan held by current employees of Next Level Communications with an exercise price of $40.00 or higher per share for new options under the same plan. In addition, employees who elect to participate in this exchange program with respect to such options will automatically be deemed to also have elected to exchange all stock options granted to them between February 8, 2001 and August 7, 2001, regardless of exercise price. (Page 11)

        2. Why are we making this offer to exchange?

        We are implementing this offer to exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future, which does not serve the original purpose of such options. This program is VOLUNTARY and will allow employees to choose whether to keep their current stock options at their current exercise price or to exchange those options for new options to purchase the same number of shares to be granted as promptly as practicable on or after the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 14)

        3. Who is eligible to participate in this exchange?

        Generally, anyone who is currently employed by Next Level Communications from the cancellation date through the replacement grant date who holds at least one stock option with an exercise price of $40.00 or higher per share is eligible to participate. However, employees in positions of senior vice president or higher and members of our Board of Directors are not eligible to participate. (Page 11)

        4. Are employees located outside the United States eligible to participate?

        Yes, employees located outside of the United States are eligible to participate. These employees are urged to educate themselves about special financial or tax considerations that may impact their decision whether to exchange by consulting a financial or tax advisor in the country where they reside and work.

        5. How does this exchange work?

        Participating in the exchange program requires an eligible employee to make a voluntary, irrevocable election to exchange outstanding stock options on August 8, 2001 for a one-for-one grant of a new option to be issued on the replacement grant date and priced at Next Level Communications' closing market price on that date. Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Once the new options are granted, they will resume vesting on the same schedule as the options you elect for exchange, and you will receive full credit for all vesting earned up until the cancellation date. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price. To participate, employees can elect to exchange any or all options (previously defined as an entire option grant) with an exercise price of $40.00 or higher per share. However, any employee who elects to exchange any such options will automatically be deemed to also have elected to exchange all options granted them between February 8, 2001 and August 7, 2001, regardless of exercise price. (Page 13)

        6. What do I need to do to participate in this offer to exchange?

        To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that the Next Level Human Resources Department receives it no later than 6:00 p.m. PDT on Tuesday, August 7, 2001. You can return your form by either internal mail or post to Bob Vereschagin, Human Resources Department, Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California 94928, USA. (Page 15)

        7. Is this a repricing?

        This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Next Level Communications would have a variable accounting charge against earnings. (Page 25)

        8. Why can't Next Level Communications just reprice my options?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 25)

        9. Why can't I just be granted additional options?

        Because of the large number of underwater options currently outstanding at Next Level Communications, a total re-grant of new options would have a severe negative impact on Next Level Communications' dilution and outstanding shares. Additionally, Next Level Communications has a limited pool of options that it is allowed to grant without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

        10. Wouldn't it be easier to quit Next Level Communications and then get rehired?

        This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Next Level Communications to incur a variable accounting charge against earnings. In addition, by leaving Next Level Communications and then later being rehired, an employee would not receive credit for prior service for vesting purposes. (Page
25)

        11. If I elect to participate in the exchange program, why must all options granted to me in the last six months, which have a fairly low exercise price, also be exchanged?

        If we were to allow participating employees to keep options that were granted within six months before the date options are cancelled in this offer, then the financial accounting rules applicable to us could require us to recognize significant charges in our financial statements. These charges could reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative impact on our stock price performance. (Page 25)

        12. If I participate, what will happen to my exchanged options?

        Options designated to be exchanged under this program will be cancelled on August 8, 2001 and will no longer be seen in your options summary at http://www.aststockplan.com.

        13. What is the deadline to elect to exchange and how do I elect to exchange?

        The deadline to participate in this program is 6:00 p.m. PDT on Tuesday, August 7, 2001 unless it is extended by us. This means that Bob Vereschagin in the Human Resources Department must have your form in his hands before that time. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of this offer period. If this offer is extended by us beyond that time, you must deliver your form before the extended expiration of this offer. (Page 13)

        We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly elected options promptly after the expiration of this offer.

        14. What will happen if I do not turn in my form by the deadline?

        If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 15)

        15. During what period of time can I withdraw previously elected options?

        You can withdraw your options elected for exchange at any time before 6:00 p.m. PDT on Tuesday, August 7, 2001. If this offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the options elected for exchange, and we must receive the withdrawal notice before the election deadline. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above. (Page 16)

        16. Am I eligible to receive future grants if I participate in this exchange?

        Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants. (Page 25)

        17. Does Next Level Communications plan to make any company-wide option grants between the cancellation date and the replacement grant date?

        No. We do not anticipate making any company-wide option grants until after the replacement grant date.

        18. Is there any tax consequence to my participation in this exchange?

        No. If you accept this offer and reside and work in the United States, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the new options are granted. However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer. Employees who reside or work outside the United States should consult a tax advisor to learn about the tax consequence of participating in this exchange. We make no representations to these employees regarding their participation in this exchange. (Page 19)

        19. How should I decide whether or not to participate?

        We understand that this will be a challenging decision for all employees. THE PROGRAM DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR STOCK ON THE

REPLACEMENT GRANT DATE. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 11)

        20. What do the officers and the members of our Board of Directors think of this offer?

        Although our Board of Directors has approved this offer, neither the officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our officers and members of our Board of Directors are not eligible to participate in this offer. (Page 11)

        21. What if I leave Next Level Communications between the date my options are cancelled and the replacement grant date?

        The Election Concerning Exchange of Stock Options form will not be revocable after 6:00 p.m. PDT on Tuesday, August 7, 2001 unless this offer is extended. Therefore, if you leave Next Level Communications voluntarily, involuntarily, or for any other reason before your new option is granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF NEXT LEVEL COMMUNICATIONS FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. (Page 13)

        22. What are the conditions to this offer?

        This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

        SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

        23. Which options can be exchanged?

        Employees choosing to participate in this offer can elect to exchange any or all options (previously defined as an entire option grant) with an exercise price of $40.00 or higher per share. Employees who elect to participate by exchanging such options shall automatically be deemed to also have elected to exchange all options granted to them between February 8, 2001 and August 7, 2001, regardless of exercise price. (Page 13)

        24. Can I choose which options I want to exchange if I have multiple options?

        You can elect to exchange one or more options (previously defined as an entire option grant) with an exercise price of $40.00 or higher per share. Exchange of such options is entirely discretionary. If you do elect to exchange any such option, you will automatically be deemed to also have elected to exchange all options granted to you between February 8, 2001 and August 7, 2001, regardless of exercise price. (Page 13)

        25. Can I exchange the remaining portion of an option that I have already partially exercised?

        Yes, any remaining outstanding, unexercised options can be exchanged. The new option grant will be one-for-one but only to replace cancelled options.

        26. Can I select which portion of an option to exchange?

        No. You cannot partially cancel an outstanding option. If you choose to exchange an option grant, all options within that grant will be exchanged and cancelled.

        27. Can I exchange both vested and unvested options?

        Yes. You can exchange any or all of your eligible options, whether or not they are vested.

        28. Can I exchange options that I have already exercised?

        No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through Next Level's employee stock purchase plan (ESPP) or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Page 13)

        29. If I participate, what will happen to my options that will be cancelled?

        If you elect to participate in this program, then on August 8, 2001 we will cancel any options with an exercise price of $40.00 or higher per share that you elected to exchange and all options granted to you between February 8, 2001 and August 7, 2001, regardless of exercise price. You will not thereafter have a right to be granted any further options until the replacement grant date, when your new option will be granted to you.

        30. If I participate, am I required to exchange my options received in January 2001?

        No. The option grant you received in January 2001 is not eligible for exchange, as its exercise price was not higher than $40.00 per share, and the grant date does not fall within the mandatory cancellation period (for participating employees) of February 8, 2001 to August 7, 2001.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

        31. How many shares will be subject to my new option?

        Employees who participate in this program will receive a new stock option on the replacement grant date for each option elected for exchange. The number of shares subject to the new stock option will be equal to the number of shares subject to the cancelled stock option. Each new option will be granted under the 1999 Equity Incentive Plan pursuant to a new option agreement between you and us. The new option will have substantially similar terms and conditions as the cancelled option, except for the exercise price. (Page 11)

        32. Will there be a press release that announces fourth quarter earnings prior to the replacement grant date?

        We usually issue a press release announcing our earnings within the first four weeks following the close of our fiscal quarter. As of the date hereof, we expect that there will be an earnings announcement prior to the replacement grant date.

        33. What will be my new option exercise price?

        The exercise price for the new options, which will be granted on the replacement grant date, will be the last reported sale price of our common stock on the Nasdaq National Market on that date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Page 11,18)

        34. When will I receive my new option?

        We will grant the new options as promptly as practicable on or after the first trading day that is at least six months and one day after the date we cancel options elected for exchange. If we cancel options elected for exchange on August 8, 2001, which is the day after the scheduled expiration date of this offer, the replacement grant date of the new options will be no earlier than February 11, 2002. (Page 11)

        35. Why won't I receive my new options immediately after the expiration date of this offer?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 25)

        36. When will I see the new option at http://www.aststockplan.com and when will I receive my new option notice?

        You will see your new option as well as a new option grant agreement at http://www.aststockplan.com within three weeks after the replacement grant date.

        37. How can I view a summary of my options?

        All employees can view their stock options at http://www.aststockplan.com, the online tool that we use to afford employees an ability to view their stock options online, 24 hours a day. An e-mail containing your account password should have been mailed to you within three to four weeks of your hire date. If you do not have your account password, you can obtain it by calling AST Stockplan customer service at (888) 980-6456.

        If you encounter any difficulty using AST Stockplan, you may contact either AST Stockplan customer service at (888) 980-6456 or Dona Hirth, Next Level Communications' Stock Administrator, at DHirth@nlc.com.

        38. When will the new options vest?

        Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Once the new options are granted, they will resume vesting on the same schedule as the options you elect for exchange, and you will receive full credit for all vesting earned up until the cancellation date (but not for the period between the cancellation date and the replacement grant date). Therefore, to the extent that you are vested in all or a portion of the options cancelled, you will be similarly vested in your new option when granted. (Page 11)

        39. Will I receive vesting credit towards my new option during the six month and one day waiting period?

        No. Upon cancellation in August, the options exchanged no longer exist, and therefore do not vest during the six month and one day waiting period. The new options that will be granted under this program will inherit vesting credit for time prior to the cancellation. We decided, for the benefit of our employees, to allow vesting credit for the time period prior to cancellation. (Page 11)

        40. What will be the terms and conditions of my new option?

        Except for the new option exercise price, the terms and conditions of the new options will be substantially similar to the cancelled options. As noted above, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day, but the vesting schedule for the new option, once granted, will be similar to the cancelled option, and will reflect the vesting time elapsed under the cancelled option. (Page 11)

        41. Can I have some examples of a hypothetical exchange?


Example 1

Assumptions:
Your Hire Date:  August 7, 2000
Your Original Stock Option:  1,000 shares
Your Original Stock Option Price:  $78.06
Your Original Vesting Schedule: 250 shares vest August 7, 2001, then monthly thereafter
Expiration Date of Exchange Offer: August 7, 2001
Hypothetical Stock Price on Replacement Grant Date, on or after February 11, 2002: $30.00

        Using the above hypothetical assumptions for the sake of illustrating this offer to exchange, we would cancel your original stock option on August 8, 2001. On the replacement grant date, which would be on or after February 11, 2002, we would grant you a new option for 1,000 shares at the closing market price on that date, and in this example using a purely hypothetical stock price of $30.00, your new exercise price would be $30.00. The vesting schedule for this new option will be the same as for the exchanged option, and therefore you will have a vested option to purchase 250 shares on February 11, 2002, additional shares vesting monthly thereafter beginning on February 11, 2002.


Example 2

Assumptions:

Your Hire Date: November 7, 2000
Your Original Stock Option: 1,000 shares
Your Original Stock Option Price: $42.56
Your Original Vesting Schedule: 250 shares vest November 7, 2001, then monthly thereafter
Expiration Date of Exchange Offer: August 7, 2001
Hypothetical Stock Price on Replacement Grant Date, on or after February 11, 2002: $50.00

        Using the above hypothetical assumptions for the sake of illustrating this offer to exchange, we would cancel your original stock option on August 8, 2001. On the replacement grant date, we would grant you a new option for 1,000 shares at the closing market price on that date, and in this example using a purely hypothetical stock price of $50.00, your new exercise price would be $50.00. The vesting schedule for this new option would be that 250 shares would vest on May 11, 2002, with monthly vesting thereafter. This is because you had earned 9 months of vesting under the exchanged options as of August 8, 2001, but still had 3 months prior to vesting in the 250 shares on November 7, 2001. Thus, under the new option you still need to satisfy 3 months prior to vesting in the 250 shares.

        42. What happens if Next Level Communications is subject to a change in control AFTER the new options are granted?

        The new options will include the same vesting acceleration provisions, if any, as the cancelled options. To obtain detailed change of control provisions governing your options, you can refer to the 1999 Equity Incentive Plan prospectus at our intranet site or the AST website at http://www.aststockplan.com.

        43. What happens if Next Level Communications is subject to a change in control BEFORE the new options are granted?

        As of the date hereof, we have no plans or proposals and we are not in negotiations with respect to any transaction that could result in a change of control. However, if a change of control does occur prior to the replacement grant date, we would require the surviving corporation to inherit our obligation to grant the new options. The new options would still be granted on the replacement grant date, but they would be options to purchase shares of common stock of the surviving corporation. The exercise price of the new options would be equal to the market price of the surviving corporation's stock on the replacement grant date. For example, if we were acquired by means of a merger, the number of shares subject to the new stock option would be equal to the number of our shares subject to the cancelled options multiplied by the exchange ratio that was used in the merger. The new options would accelerate under the same conditions and to the same extent of your current options.

        44. After the replacement grant date, what happens if my options end up underwater again?

        We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

                                  INTRODUCTION


        Next Level Communications, Inc. is offering to exchange certain outstanding options to purchase shares of our common stock granted under the Next Level Communications, Inc. 1999 Equity Incentive Plan for new options that we will grant under the same plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange (the terms "option" or "options" refer to an entire option grant). We will grant the new options as promptly as practicable on or after the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). Employees are eligible to participate in the exchange program only if they hold at least one option with an exercise price of $40.00 or higher per share. Employees with a title of senior vice president or higher and our board members are not eligible to participate. If you are eligible and choose to participate, you can elect to exchange any or all options you hold with an exercise price of $40.00 or higher per share. In addition, if you elect to exchange such options, then all options granted to you between February 8, 2001 and August 7, 2001 will also be automatically exchanged, regardless of their exercise price.

        This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange.

        If you elect to exchange options as described in this offer and if your offer is accepted, we will grant you new options under the 1999 Equity Incentive Plan pursuant to a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

        Once the options elected for exchange are cancelled, you will receive no vesting credit with respect to the cancelled options between the cancellation date and the replacement grant date, a period which will be at least six months and one day. Once the new options are granted, they will resume vesting on the same schedule as the options you elect for exchange, and you will receive full credit for all vesting earned up until the cancellation date. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM

        ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol "NXTV." On July 10, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $5.67 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        You should direct questions about this offer or requests for assistance to our internal email address at optionquestions@nlc.com or for additional copies of this offer to exchange or the Election Concerning Exchange of Stock Options form at http://intranet/optionquestions/.

        As of July 10, 2001, options to purchase 13,333,290 shares of our common stock were issued and outstanding under the 1999 Equity Incentive Plan. Of these options, options to purchase 8,321,667 shares of our common stock had an exercise price of $40.00 or higher per share, 5,668,100 of which are held by employees below the senior vice president level. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 7% of the total shares of our common stock outstanding as of July 10, 2001.

        All options accepted by us pursuant to this offer will be cancelled and will no longer be exercisable thereafter.

                                   THIS OFFER


1.      NUMBER OF OPTIONS; EXPIRATION DATE.

        Upon the terms and subject to the conditions of this offer, we will exchange for new options to purchase common stock under the 1999 Equity Incentive Plan certain outstanding options held by eligible employees under the 1999 Equity Incentive Plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the "expiration date," as defined below. Employees are eligible to participate in the exchange program only if they (1) are not employed in a position of senior vice president level or higher and (2) hold at least one option with an exercise price of $40.00 or higher per share. If you are eligible and choose to participate, you can elect to exchange any or all options (the terms "option" or "options" refer to an entire option grant) you hold with an exercise price of $40.00 or higher per share. However, if you so elect to participate, you will automatically be deemed to have also elected to exchange all options granted to you between February 8, 2001 and August 7, 2001, regardless of exercise price.

        If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a new option to purchase the number of shares of our common stock which are equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1999 Equity Incentive Plan pursuant to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF NEXT LEVEL COMMUNICATIONS FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

        The term "expiration date" means 6:00 p.m. PDT on Tuesday, August 7, 2001, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section 13 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

        If we decide to take any of the following actions, we will notify you of such action and extend this offer for a period of ten business days after the date of such notice:

        (a) we increase or decrease the amount of consideration offered for the options;

        (b) we decrease the number of options eligible to be elected for exchange in this offer; or we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer.

        For purposes of this offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, PDT.

2.      PURPOSE OF THIS OFFER.

        We issued the options outstanding under the 1999 Equity Incentive Plan to promote our long-term success and the creation of stockholder value by:

        - encouraging employees to focus on critical long-range objectives;

        - encouraging the attraction and retention of employees with exceptional qualifications; and

        - linking employee's interests directly to those of stockholders through increased stock ownership.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

        Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

        (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

        (b) any purchase, sale or transfer of a material amount of our assets;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

        (e) any other material change in our corporate structure or business;

        (f) our common stock to be delisted from any national securities exchange or cease to be authorized for quotation in an automated quotation system operated by a national securities association;

        (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

        (j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.      PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

        Proper Exchange of Options. To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options form, properly complete, duly execute and deliver to us the Election Concerning Exchange of Stock Options form. We must receive the form by either internal mail or post in the office of Bob Vereschagin, Human Resources Department, Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California 94928 before the expiration date.

        If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY AND RECEIPT BY US.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options which are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

        Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly elected options that have not been validly withdrawn.

4.      WITHDRAWAL RIGHTS.

        You can only withdraw your elected options in accordance with the provisions of this Section 4.

        You can withdraw your elected options at any time before 6:00 p.m. PDT on Tuesday, August 7, 2001. If this offer is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

        To validly withdraw elected options, an option holder must deliver to us a written notice of withdrawal with the required information listed below while the option holder still has the right to withdraw the options elected for exchange, and we must RECEIVE the notice of withdrawal before the deadline specified in the preceding paragraph. It is your responsibility to seek confirmation from us that we received your withdrawal notice before the deadline. The notice of withdrawal must specify the name of the option holder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

        You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

        Neither Next Level Communications nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange, we will cancel your options on August 8, 2001, and you will be granted a new option on the replacement grant date, which will be on or after February 11, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new option on the date of a meeting of the compensation committee of the Board of Directors held at least six months and one day after the extended date.

        If we accept options you elect to exchange in this offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of this offer. We do not anticipate making any company-wide option grants until after the replacement grant date.

        Your new option will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF NEXT LEVEL COMMUNICATIONS FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if you leave Next Level Communications voluntarily, involuntarily or for any other reason before your new option is granted you will not have a right to any stock options that were previously cancelled and you will not have a right to the option that would have been granted on the replacement grant date.

        If we are a party to a change of control transaction before the replacement grant date, we would require the surviving corporation to inherit our obligation to grant the new options. The new options would still be granted on the replacement grant date, but they would be options to purchase shares of common stock of the surviving corporation. The exercise price of the new options would be equal to the market price of the surviving corporation's stock on the replacement grant date. For example, if we were acquired by means of a merger, the number of shares subject to the new stock option would be equal to the number of our shares subject to the cancelled options multiplied by the exchange ratio that was used in the merger. The new options would accelerate under the same conditions and to the same extent of your current options.

        For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will see your new option as well as the new option agreement at http://www.aststockplan.com within three weeks of the replacement grant date.

6.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

        Our common stock is quoted on the Nasdaq National Market under the symbol "NXTV." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.


        QUARTER ENDED                         HIGH                    LOW
        -------------                        --------               -------
        June 30, 2001                        $ 12.190               $ 2.875
        March 31, 2001                         16.000                 4.313
        December 31, 2000                      73.375                 8.438
        September 30, 2000                    128.500                39.375
        June 30, 2000                         129.250                47.000
        March 31, 2000                        202.000                58.750
        December 31, 1999                      75.063                46.063


WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

        Consideration. We will issue new options to purchase common stock under the 1999 Equity Incentive Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder.

        Terms of New Options. The new options will be issued under the 1999 Equity Incentive Plan. We will issue a new option agreement to each option holder who has elected to exchange options in this offer. Except for the exercise price, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options elected for exchange. This includes the vesting schedule, subject to the period between the cancellation date and the replacement grant date of at least six months and one day during which you will receive no vesting credit.

        The terms and conditions of your current options are set forth in the 1999 Equity Incentive Plan and the stock option agreement you entered into in connection with each grant.

        The terms and conditions of the 1999 Equity Incentive Plan are summarized in the plan prospectus prepared by us and available at http://www.aststockplan.com as well as Next Level Communications' intranet site.

        YOU CAN OBTAIN COPIES OF THE PLAN PROSPECTUS AND THE 1999 EQUITY INCENTIVE PLAN AS INDICATED BELOW.

        Federal Income Tax Consequences of Options. Options granted under the 1999 Equity Incentive Plan are nonstatutory stock options. The federal income tax treatment of these options for employees working and residing in the United States is as follows: No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

        We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Next Level Communications in which the ordinary income is recognized by the optionee.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        EMPLOYEES RESIDING AND/OR WORKING OUTSIDE THE UNITED STATES ARE URGED TO EDUCATE THEMSELVES ABOUT THE FINANCIAL AND TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE BY CONSULTING WITH AN APPROPRIATE ADVISOR. NEXT LEVEL MAKES NO REPRESENTATIONS TO THESE EMPLOYEES REGARDING THE FINANCIAL AND TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFER.

        IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 1999 EQUITY INCENTIVE PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 1999 EQUITY INCENTIVE PLAN AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE 1999 EQUITY INCENTIVE PLAN. PLEASE CONTACT US AT 6085 STATE FARM DRIVE, ROHNERT PARK, CALIFORNIA 94928 TO RECEIVE A COPY OF THE 1999 EQUITY INCENTIVE PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE. SUMMARIES OF THE TERMS AND CONDITIONS

OF THE 1999 EQUITY INCENTIVE PLAN ARE ALSO AVAILABLE AT
HTPP://WWW.ASTSTOCKPLAN.COM AS WELL AS ON THE INTRANET SITE OF NEXT LEVEL COMMUNICATIONS.

8.      INFORMATION CONCERNING NEXT LEVEL COMMUNICATIONS.

        General. We design and market high-speed, high-volume, also known as broadband, communications equipment that enables telephone companies and other communications service providers to cost-effectively deliver a full suite of voice, data and video services over the existing copper telephone wire infrastructure. Service providers deploying our equipment can either offer voice, data and video services in a single product offering or offer each service separately depending on subscriber demand and the service providers' objectives. We believe that by installing our equipment, telephone companies and other communications service providers will be able to capitalize on, and compete effectively in, the market for integrated voice, data and video services.

        Telephone companies face increasing competition from cable companies that have recently announced plans to offer traditional voice services, as well as high-speed data and video services. Telephone companies, however, have been constrained in their response to this increased competition because the copper wire infrastructure used by most telephone companies has not been capable of delivering high-speed data and video services. Telephone companies seeking to provide broadband services have generally needed to adopt a complex and costly strategy of installing independent equipment from multiple vendors.

        We believe that our equipment enables telephone companies to compete effectively with cable companies in the growing data and video markets. Our equipment is engineered to provide flexibility to enable telephone companies to cost-effectively deploy multiple services to large numbers of subscribers. Our products include equipment located at a telephone company's central office, in the field and at a subscriber's home or business. Telephone companies using our equipment can generate incremental revenues from their existing subscribers and respond to competing service offerings. Additionally, our products are engineered to provide enhanced security for applications such as electronic commerce.

        Our objective is to be the leading supplier of communications equipment used by communications service providers to deliver voice, high-speed data and digital video services to their residential and business customers. To accomplish this objective, we intend to:

        - capitalize on our existing relationships with regional Bell operating companies, local exchange carriers and international telephone companies to increase our sales as they deploy broadband services more rapidly;

        - maintain and extend our technology leadership to offer new products and features that will provide competitive advantages for all of these communications service providers; and

        - continue to outsource manufacturing of our products to maintain flexibility and reduce costs.

        We commenced operations in July 1994 and recorded our first sale in September 1997. To date, we have sold our products to regional Bell operating companies and to local, independent and international telecommunications markets.

        Our principal executive offices are located at 6085 State Farm Drive, Rohnert Park, California 94928 and our telephone number is (707) 584-6820.

        See "Additional Information" beginning on page 28 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

        Related Party Transactions and Agreements Involving Our Securities. As of September 1998, Next Level Communications, a subsidiary of General Instrument, was the limited partner and Spencer Trask Investors, LLC was the general partner of Next Level Communications L.P., with the General Instrument subsidiary holding a 90.4% limited partnership interest and Spencer Trask holding a 9.6% general partnership interest. General Instrument also held a $75.0 million principal amount promissory note of Next Level Communications L.P., which, together with accrued interest thereon, was convertible into shares of common stock of the successor corporation to the partnership. Spencer Trask Investors also held an option to acquire additional shares of that successor corporation, that is of our company.

        Immediately prior to our initial public offering, General Instrument contributed its $75 million note and accrued interest thereon to us, and Next Level Communications L.P. and the General Instrument subsidiary, Next Level Communications, merged into us. As a result, General Instrument received 64,103,724 shares of common stock and Spencer Trask and related persons received 5,863,329 shares of common stock. Also, pursuant to this merger, the option held by Spencer Trask Investors, LLC became warrants to acquire from us 8,480,102 shares of common stock at an exercise price of $10.38 per share, which were distributed to the members of Spencer Trask Investors, LLC. As of April 6, 2001, warrants to purchase 5,591,609 shares of our common stock are currently exercisable and expire on January 13, 2003. In lieu of paying the exercise price in cash, the holders may elect to receive, upon the exercise of a warrant, the number of shares subject to the warrant multiplied by a fraction, the numerator of which is the market price per share less the exercise price and the denominator of which is the market price per share.

        On January 5, 2000, General Instrument consummated its merger with Motorola. Consequently, Motorola is able to exercise a majority of our total voting power and has the ability to control our Board of Directors and all matters relating to our business and affairs. We do not know whether Motorola's plans for our business and affairs will be different than our existing plans and whether any changes that may be implemented under Motorola's control will be beneficial or detrimental to our other stockholders.

        Although Motorola has advised us that it currently intends to hold all of its shares, neither Motorola, through its ownership of General Instrument, or Spencer Trask and its related persons are subject to any contractual obligation to retain any of its shares. As a result, we cannot assure you as to how long Motorola or Spencer Trask and its related persons will maintain their remaining beneficial ownership of our common stock.

        In June 2000, Spencer Trask Holdings, Incorporated and related parties exercised warrants to purchase 2,070,000 shares of our common stock. The exercise price of $10.38 per share was paid by Spencer Trask by the surrender of 423,493 additional warrants. In October 2000, warrants to purchase 299,000 shares of our common stock were exercised by Kevin Kimberlin Partners, LP (an affiliate of Spencer Trask). The exercise price of these warrants was paid through the surrender of additional warrants to purchase 96,000 share of common stock. We did not receive any proceeds from the sale of such common stock in either transaction.

        It is possible that Motorola could be in a position involving a conflict of interest with us. In addition, individuals who are officers or directors of both our principal stockholder and us may have fiduciary duties to both our principal stockholder and us. For example, a conflict may arise if our principal stockholder were to engage in activities or pursue corporate opportunities that may overlap with our business. Our certificate of incorporation contains provisions intended to protect our principal stockholder and these individuals in these situations.

        Corporate and Intercompany Agreement. In November 1999, we entered into a corporate and intercompany agreement with General Instrument under which we granted to General Instrument and its affiliates a continuing option to purchase additional shares of common stock or shares of non-voting capital stock. If we issue any additional equity securities, General Instrument and its affiliates may exercise this option to purchase:

        - shares of common stock to the extent necessary for them to maintain their then-existing percentage of the total voting power; and

        - shares of non-voting capital stock to the extent necessary to own 80% of any class of non-voting capital stock which may be outstanding.

        The purchase price of the shares of common stock is the fair market value of the common stock. The purchase price of non-voting capital stock will be the price at which third parties may purchase this stock. The option expires if General Instrument and its affiliates beneficially own less than 30% of our outstanding common stock.

        This agreement also provides that, for as long as General Instrument and its affiliates beneficially own a majority of the outstanding common stock, we may not take any action which may be reasonably anticipated to result in a violation by them of:

        - any law or regulation, including the Internal Revenue Code or the Employee Retirement Income Security Act;

        -       their certificates of incorporation or by-laws;

        - any credit agreement or other material instrument binding upon them or any of their assets; or

        - any judgment, order or decree of any governmental authority having jurisdiction over them or any of their assets.

        This agreement also provides that the parties will provide reasonable cooperation with respect to their tax filings and any tax audits. Under this agreement, we will also indemnify General Instrument and its affiliates against any lawsuits or other claims arising out of any of our or our predecessors' activities or omissions before and after our initial public offering.

        Under this agreement, we and our Board of Directors also appointed additional directors nominated by Motorola on January 5, 2000.

        This agreement also provides that we will enter into a similar agreement for the benefit of any transferee or group of related transferees of General Instrument which is unaffiliated with General Instrument of more than a majority of the outstanding shares of our common stock in a single transaction or a group of related transactions.

        Registration Rights Agreement. In November 1999, we entered into a registration rights agreement with General Instrument and Spencer Trask Investors, LLC. Under this agreement, we granted to these stockholders and their transferees the right to request that we use our best efforts to register their shares of our common stock and the shares of common stock underlying their warrants under federal and state securities laws so that they may sell or dispose of their shares in accordance with these laws. So long as General Instrument and its affiliates own 30% of our outstanding common stock, they will not be limited in the number of times they may make that request. After their ownership declines below that level, they will be able to cause us to effect up to four registrations of their shares. Spencer Trask and its related persons and their transferees will be able to cause us to effect up to three registrations of their shares. Under customary "piggy-back" registration rights, General Instrument, Spencer Trask and their transferees will also be entitled to include their shares in all registrations of common stock we make, either for a sale by us or any of our stockholders, subject to customary exceptions. We will pay for all out-of-pocket expenses relating to these registrations and indemnify General Instrument, Spencer Trask (and its related persons) and their transferees against certain liabilities under securities laws. General Instrument and Spencer Trask and related persons and their transferees may generally assign these registration rights to transferees of their shares. This agreement also provides that we will enter into a similar agreement for the benefit of any majority transferee. As defined in the agreement a majority transferee is any transferee or group of related transferees of General Instrument which is unaffiliated with General Instrument of more than a majority of the outstanding shares of common stock in a single transaction or a group of related transactions.

        Change of Control Agreements. In April 2000, Messrs. Keeler, Wandrey, Weeks, Van Welzen, Uraz, Pachynski, Tuhy and Zar each entered into agreements with us providing for acceleration of all unvested stock options held by such individuals immediately prior to the consummation of a change in control, as defined in the agreement, notwithstanding any vesting schedule or other provisions to the contrary in the agreements or plans evidencing such options. In the event of an acquisition of Next Level by Motorola, 50% of the unvested stock options held by such individuals shall become fully vested and immediately exercisable immediately prior to the consummation of the acquisition by Motorola, with the remainder of such individuals' unvested stock options vesting in accordance with the original vesting schedule of the stock option agreement and stock option plan pursuant to which such stock options were granted for the period commencing on the consummation of the acquisition by Motorola and ending on the 12-month anniversary following such acquisition.

        Severance Agreement. We have entered into a Severance Agreement and General Release with Peter Keeler effective as of December 4, 2000. Pursuant to the agreement, Mr. Keeler's employment with us as Chief Executive Officer terminated as of December 4, 2000 and his position with us as Chairman of the Board of Directors terminated as of March 31, 2001. Additionally, certain of Mr. Keeler's employee benefits were extended through December 4, 2003, and Mr. Keeler's stock option agreements were amended to allow his options to be exercised until the termination of the option agreements.

        Credit Agreement. On May 16, 2001 we entered into a $60,000,000 loan agreement with Motorola, Inc. Under the terms of the agreement, Motorola, which currently owns approximately 75% of the company, made a $60 million loan commitment to Next Level over a two-year period, beginning May 17, 2001. Motorola will receive a pro rata portion of warrants to purchase up to 4,500,000 shares of Next Level common stock with each draw down of the loan. If any of the loan is still outstanding in 12, 18 or 21 months from May 17, 2001, Motorola will receive an additional three million warrants in one million increments at each of those dates. The warrants will be exercisable for five years at a price of $7.39 per share. The loan is fully secured by all of Next Level Communication's assets.

        Financial Information. For detailed financial information on Next Level, you can consult our most recent annual and quarterly reports filed with the SEC, discussed in Section 15 of this offer. In addition, our earnings available for fixed charges of $(205,072,000) were inadequate to cover our fixed charges of $6,038,000 for the fiscal year ended December 31, 1999. Our earnings of $(74,838,000) and $(22,398,000) were inadequate to cover our fixed charges of $643,000 and $157,000 for the fiscal year ended December 31, 2000 and the three months ended March 31, 2001, respectively. Our earnings of $(18,430,000) were inadequate to cover our fixed charges of $301,000 for the three months ended March 31, 2000. Our book value per share was $1.43 as of March 31, 2001.

9. INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule B. We have one vacancy on our Board of Directors which we are seeking to fill in due course.

        Several of our executive officers made common stock purchases under our Employee Stock Purchase Plan on April 30, 2001 in the ordinary course pursuant to the terms of such plan.

        Frank P. Tuhy, an executive officer, and Peter W. Keeler, a director, have filed, within the past sixty days, forms with the SEC indicating their intention to sell shares of our common stock. T. Murat Uraz, an executive officer, recently purchased 3,000 shares of our common stock. J. Michael Norris, our CEO and Chairman, recently purchased 10,500 shares of our common stock.

        Motorola, Inc., which owns approximately 75% of our common stock, recently acquired warrants to purchase up to 4,500,000 shares of our common stock under a Credit Agreement entered into with us. Motorola, Inc. is located at 1303 East Algonquin Road, Schaumberg, Illinois 60196. Its phone number is
(847) 576-5000.

        Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Next Level Communications, or to our knowledge, by any executive officer, director, or affiliate of Next Level Communications. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 10 of our definitive proxy statement for our 2001 annual meeting of stockholders.

10. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

        Options we acquire pursuant to this offer will be cancelled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1999 Equity Incentive Plan and for issuance upon the exercise of new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

        We believe that Next Level Communications will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

        - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and

        - the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

        If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

11.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.

12.     MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        EMPLOYEES RESIDING AND/OR WORKING OUTSIDE THE UNITED STATES ARE URGED TO EDUCATE THEMSELVES ABOUT THE FINANCIAL AND TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE BY CONSULTING WITH AN APPROPRIATE ADVISOR. NEXT LEVEL MAKES NO REPRESENTATIONS TO THESE EMPLOYEES REGARDING THE FINANCIAL AND TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFER.

13.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

        Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. PDT on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

        If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the term of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend this offer for a period of ten business days after the date of such notice:

        (a)     (i)     we increase or decrease the amount of consideration
                        offered for the options;

                (ii) we decrease the number of options eligible to be elected for exchange in this offer; or

                (iii) we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and

        (b) this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 13.

14.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15.     ADDITIONAL INFORMATION.

        We recommend that, in addition to this offer to exchange and Election Concerning Exchange of Stock Options form, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 19, 2001.

(b) our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 25, 2001.

(c) our quarterly report on Form 10-Q for our quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

(d) our Form S-8 (registering shares to be issued under the Next Level Communications 1999 Equity Incentive Plan), filed with the SEC on August 14, 2000.

(e) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on October 29, 1999, including any amendments or reports we file or have filed for the purpose of updating that description.

        The SEC file number for these filings is 000-27877 or 333-43742. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.              7 World Trade Center                  500 West Madison Street
              Room 1024                          Suite 1300                             Suite 1400
        Washington, D.C. 20549            New York, New York 10048                Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

        Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "NXTV" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                         Next Level Communications, Inc.
                          Attention: Investor Relations
                              6085 State Farm Drive
                         Rohnert Park, California 94928

or by telephoning us at (707) 584-6820 between the hours of 8:00 a.m. and 5:00 p.m. PDT.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about Next Level Communications should be read together with the information contained in the documents to which we have referred you.

16.     MISCELLANEOUS.

        This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Next Level Communications, Inc.
July 11, 2001

                                   SCHEDULE A

                            CONDITIONS OF THIS OFFER


        Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after July 11, 2001 and prior to the expiration date any of the following events has occurred or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options elected for exchange:

        (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Next Level Communications, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this offer to us;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;

                (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange;

                (iii) materially impair the contemplated benefits of this offer to us; or

                (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Next Level Communications, or otherwise materially impair in any way the contemplated future conduct of our business;

        (c) there shall have occurred:

                (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Next Level Communications or on the trading in our common stock;

                (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Next Level Communications or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

                (vii) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

                (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 11, 2001;

        (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

        (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                Schedule 13G with the SEC on or before July 11, 2001;

                (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 11, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

        (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Next Level Communications that, in our reasonable judgment, is or may be material to Next Level Communications.

        The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

                                   SCHEDULE B


         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         NEXT LEVEL COMMUNICATIONS, INC.


        The directors and executive officers of Next Level Communications, Inc. and their positions and offices as of July 11, 2001 are set forth in the following table:


NAME                               POSITIONS AND OFFICES HELD
----                               --------------------------
J. Michael Norris                  Chairman of the Board, Chief Executive Officer and President
Keith A. Zar                       Senior Vice President, General Counsel, Secretary and Chief Administrative Officer
James T. Wandrey                   Senior Vice President, Chief Financial Officer and Treasurer
Hans L. Van Welzen                 Senior Vice President, Worldwide Sales
T. Murat Uraz                      Senior Vice President and Chief Engineering Officer
William A. Weeks                   Senior Vice President and Chief Technical Officer
Declan J. Shalvey                  Senior Vice President, Operations
Frank P. Tuhy                      Senior Vice President, Technology
Jeffrey B. Barnell                 Senior Vice President, Marketing and Product Management
Peter W. Keeler                    Director
Eugene Delaney                     Director
Ferdinand C. Kuznik                Director
Paul S. Latchford                  Director
John McCartney                     Director
James G. Roseland                  Director
Richard Severns                    Director


        The address of each director and executive officer is: c/o Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California 94928.



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